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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                             Ciao Cucina Corporation
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                                (Name of Issuer)

                           Common Stock, no par value
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                         (Title of Class of Securities)

                                   125421 10 7
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                                 (CUSIP Number)

         * The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages


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CUSIP NO.  125421 10 7                                                      13G
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1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Roger Lipton
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2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)      [ ]
                                                                   (b)      [ ]
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3)     SEC USE ONLY

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4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
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              NUMBER                 (5)    SOLE VOTING POWER
                OF                          270,218
              SHARES                 ------------------------------------------
           BENEFICIALLY              (6)    SHARED VOTING POWER
              OWNED                         - 0 -
                BY                   ------------------------------------------
               EACH                  (7)    SOLE DISPOSITIVE POWER
            REPORTING                       270,218
              PERSON                 ------------------------------------------
               WITH                  (8)    SHARED DISPOSITIVE POWER
                                            - 0 -
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9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       270,218
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10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*
       [ ]
       Not applicable
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11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.7%
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12)    TYPE OF REPORTING PERSON*

       IN
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                                Page 2 of 5 Pages


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Item 1(a)         Name of Issuer:  Ciao Cucina Corporation

     1(b)         Address of Issuer's Principal
                  Executive Offices:                  700 Walnut Street
                                                      Suite 300
                                                      Cincinnati, Ohio  45202


Item 2(a)         Name of Person Filing:  Roger Lipton

     2(b)         Address of Principal Business Office or, if none, Residence:

                  399 Park Avenue
                  New York, New York  10022

       2(c)       Citizenship:  United States of America

       2(d)       Title of Class of Securities:  Common Stock, no par value

       2(e)       CUSIP Number:  125421 10 7


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) [ ]    Broker or Dealer registered under Section 15 of the Act

       (b) [ ]    Bank as defined in Section 3(a)(6) of the Act

       (c) [ ]    Insurance Company as defined in section 3(a)(19) of the Act

       (d) [ ] Investment Company registered under section 8 of the Investment Company Act

       (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

       (g) [ ]    Parent Holding Company, in accordance with
                  section 240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h) [ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

                  Not applicable. The filing person had beneficial ownership of the reported shares at the time of the Issuer's initial public offering.

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Item 4.    Ownership (as of December 29, 1996)

       (a) Amount Beneficially Owned:  270,218

       (b) Percent of Class:  8.7%

       (c) Number of shares as to which such person has:

           (i)    sole power to vote or to direct the vote:  270,218

           (ii)   shared power to vote or to direct the vote:  - 0 -

           (iii)  sole power to dispose or to direct the disposition of:
                  270,218

           (iv)   shared power to dispose or to direct the disposition of:
                  - 0 -


Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable

Item 8.    Identification and Classification of Members of the Group

           Not applicable

Item 9.    Notice of Dissolution of a Group

           Not applicable

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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       Signature.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 31, 1997                              /s/ Roger Lipton
                                                     ----------------
                                                     Roger Lipton


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